[LETTERHEAD OF KILPATRICK TOWNSEND & STOCKTON LLP]

Exhibit 5.0

Suite 900 607 14th St., NW

Washington DC 20005-2018

t 202 508 5800   f 202 508 5858

April 29, 2011	direct dial 202 508 5852 direct fax 202 204 5614 eolifer@kilpatricktownsend.com

United Community Bancorp

92 Walnut Street

Lawrenceburg, Indiana 47025

Ladies and Gentlemen:

We have acted as counsel to United Community Bancorp, an Indiana corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of up to 8,422,813 shares of common stock, $0.01 par value per share, of the Company (the “Shares”) pursuant to a registration statement on Form S-1 (the “Registration Statement”) initially filed with the Securities and Exchange Commission on March 11, 2011. The Registration Statement relates to up to 5,591,497 shares (the “Offering Shares”) that may be issued in a subscription offering, community offering and/or syndicated community offering and up to 2,831,316 shares (the “Exchange Shares”) that may be issued in exchange for outstanding shares of common stock, par value $0.01 per share, of United Community Bancorp, a federal corporation.

We have reviewed the Registration Statement, the Plan of Conversion and Reorganization filed as Exhibit 2.1 to the Registration Statement, and the corporate proceedings of the Company with respect to the authorization of the issuance of the Shares. We have also examined originals or copies of such documents, corporate records, certificates of public officials and other instruments, and have conducted such other investigations of law and fact as we have deemed necessary or advisable for purposes of our opinion. In our examination, we have assumed, without verification, the genuineness of all signatures, the authenticity of all documents and instruments submitted to us as originals, and the conformity to the originals of all documents and instruments submitted to us as certified or conformed copies.

This opinion is limited solely to the Indiana Business Corporation Law, including applicable provisions of the Indiana Code and the reported judicial decisions interpreting such law.

For purposes of this opinion, we have assumed that, prior to the issuance of any Shares, the Registration Statement, as finally amended, will have become effective under the Act and that the mergers contemplated by the Plan of Conversion and Reorganization will have become effective.

April 29, 2011

Based upon and subject to the foregoing, it is our opinion that:

(i) the Offering Shares, when issued and sold in the manner described in the Registration Statement, will be validly issued, fully paid and nonassessable; and

(ii) the Exchange Shares, when issued and delivered in accordance with the terms of the Plan of Conversion and Reorganization, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the Application of United Community MHC on Form AC filed with the Office of Thrift Supervision (the “OTS Application”), to the reference to our firm under the heading “Legal and Tax Opinions” in the prospectus which is part of each of the Registration Statement and the OTS Application, as each may be amended or supplemented, or incorporated by reference in any Registration Statement covering additional shares of common stock to be issued or sold under the Plan of Conversion and Reorganization that is filed pursuant to Rule 462(b) of the Act. In giving such consent, we do not hereby admit that we are experts or are otherwise within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

KILPATRICK TOWNSEND & STOCKTON LLP

/s/ Edward G. Olifer
Edward G. Olifer, a Partner